THIRD AMENDED AND
RESTATED EMPLOYMENT
AGREEMENT BETWEEN
CLEMENTIA PHARMACEUTICALS INC.

AND

DR. CLARISSA DESJARDINS

MADE AS OF MARCH 28, 2019

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of March 28 , 2019 (the **"Effective Date"**)

BETWEEN:

CLEMENTIA PHARMACEUTICALS INC., a corporation incorporated under the laws of Canada, having its head office at 1000 de la Gauchetiere West, Suite 1200, Montreal, Quebec, H3B 4W5 Canada, herein acting and represented by David Bonita, duly authorized for the purposes hereof as he so declares (the **"Corporation"),**

AND:

DR. CLARISSA DESJARDINS, domiciled and residing at (the **"Employee"),**

WHEREAS the Employee is a founder and one of the principal shareholders of the Corporation;

WHEREAS the Corporation and the Employee are parties to a Second Amended and Restated Employment Agreement made as of February 19, 2019 (the **"Amended and Restated Agreement");**

WHEREAS the Corporation wishes to continue to employ the Employee and the Employee wishes to provide services to the Corporation on the terms and conditions set forth in this Agreement;

WHEREAS this Agreement shall replace and supersede the Amended and Restated Agreement as of the Effective Date;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 -INTERPRETATION

1.01 Definition of Certain Terms

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

"Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or

otherwise.

"Agreement" means this Third Amended and Restated Employment Agreement, including its recitals and schedules, as further amended from time to time.

"Amended and Restated Agreement" has the meaning set forth in the recitals.

"Base Salary" has the meaning attributed thereto in Section 3.01 of this Agreement.

"Benefit Plans" has the meaning attributed thereto in Section 3.03 of this Agreement.

"Board" means the board of directors of the Corporation in office from time to time.

"Business" means the Corporation's business, namely, the development of RARgamma agonists or drugs for Fibrodysplasia Ossificans Progressiva (FOP) and Multiple Osteochondroma (MO).

"Business Day" means any day other than a Saturday, Sunday or statutory or civic holiday in the Province of Quebec.

"Cause" means: (i) any theft, fraud, dishonesty, or serious misconduct by the Employee involving the property, business or affairs of the Corporation Group or the carrying out of the Employee's duties, (ii) any material breach or non-observance by the Employee of any term of this Agreement, including gross negligence and failure or refusal to perform her duties or responsibilities, which breach or non-observance is not cured, to the extent susceptible to cure, within fourteen (14) days after having been notified of such by the Corporation, (iii) any act by the Employee constituting a criminal offence which is incompatible with the Employee's duties and responsibilities, whether such offence is indictable or punishable on summary conviction or otherwise involving theft, fraud, dishonesty, misrepresentation or moral turpitude, (iv) breach of fiduciary duty, conflict of interest or self-dealing, gross negligence, willful misconduct or willful insubordination; or (v) violation of policies or procedures of the Corporation Group, as applicable, which is detrimental to the business, reputation, character or standing of the Corporation Group; or (vi) any other action recognized as "just and sufficient cause" or "serious reason" under applicable laws.

"Change in Control" has the meaning set forth in the Corporation's 2017 Omnibus Incentive Plan.

"Confidential Information" means confidential information of the Corporation Group, including trade secrets, customer lists, Inventions, research results, research developments, data and materials supporting research results and research developments and other confidential information concerning the business and affairs of the Corporation Group.

"Corporation Group" means the Corporation and its Subsidiaries, collectively.

"Customer" means any Person having purchased goods or services from the Corporation Group in connection with the Business, at any time during the two years preceding the termination of the Employee's employment with the Corporation or with whom the Corporation Group is in negotiation at the time the Employee's employment ends with a view to selling or providing goods or services, in connection with the Business, to such Person.

"Date of Termination" means:

(a) if the Employee's employment with the Corporation is terminated by the Employee in accordance with Section 7.02, or due to the death, incapacity or retirement of the Employee, or for any other reason not otherwise contemplated by Article 7, the last day of the Employee's active employment with the Corporation; or

(b) if the Employee' employment with the Corporation is terminated by the Corporation in accordance with Section 7.01, for any reason whatsoever, with or without Cause, the date as specified in the Notice of Termination.

"Good Reason" means the occurrence of any of the following events without the Employee's written consent: (i) a significant adverse change in the Employee's position, duties or responsibilities as in effect immediately prior to a Change in Control (other than, if applicable, any such change directly and solely attributable to the fact that the Company is no longer publicly traded, including, without limitation, any change to the Employee's title or reporting requirements) or the assignment to the Employee of any duties or responsibilities which are inconsistent with such Employee's position, duties or responsibilities as in effect immediately prior to a Change in Control; (ii) a reduction in base salary or target bonus, other than as a result of an across the board reduction by the Corporation consistently applied across the entire employee population of the Corporation (for clarity, reductions of other forms of compensation or benefits will not trigger Good Reason); or (iii) the Corporation requiring the Employee to be based at any office or location other than (1) within 50 kilometers of the Employee's office location immediately prior to the Change in Control or (2) at any other office or location previously agreed to in writing by the Employee; provided that, in no event shall "Good Reason" be deemed to have occurred unless the Employee shall have (A) first provided written notice of termination to Corporation for Good Reason not more than thirty (30) days after the initial existence of the alleged condition giving rise to a Good Reason; (B) given Corporation at least thirty (30) days after receipt of such notice to cure the alleged deficiency; and (C) terminated his/her employment within sixty (60) days following Corporation's receipt of such notice.

"Intellectual Property Rights" means all trade secrets, copyrights, trade-marks, domain names, industrial designs, mask work rights, rights in integrated circuit topographies, patents and other intellectual property rights recognized by the laws of any jurisdiction or country, including applications, registrations, titles, renewals, issues, re-issues and extensions of the rights thereto.

"Invention" means any ideas, concepts, devices, algorithms, information, materials, methods, processes, data, computer programs, databases, know-how, discoveries, developments, designs, images, artwork, formulae, other copyrightable works, and techniques, including any enhancements, modifications or additions thereto and/or to the products owned, licensed, sold, marketed or used by the Corporation Group, whether patentable or not, and all Intellectual Property Rights therein.

"Notice of Termination" has the meaning set forth in Section 7.01 of this Agreement.

"Person" is to be broadly interpreted and includes an individual, a partnership, a corporation, a trust, a joint venture, any governmental authority or any incorporated or unincorporated entity or association of any nature and the executors, administrators, or other legal representatives of an individual in such capacity.

"Restricted Period" means, for the purposes of Sections 5.01 and 5.02, the period beginning on the Date of Termination and ending after a period equal to fifteen (15) months following the Date of Termination

"Same or Similar Capacity" means:

(a) the same or similar capacity or function in which the Employee worked for the Corporation at any time during the last two years of the Employee's employment;

(b) any executive or managerial capacity; and/or

(c) a capacity of partner, trustee, lender or shareholder.

"Severance Period" means the period beginning on the Date of Termination and ending after a period equal to fifteen (15) months following the Date of Termination;

"Subsidiary" with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

"Territory" means the United States and Canada.

1.02 Headlines

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms "hereof, "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles, Sections of and Schedules to this Agreement.

1.03 Extended Meaning:

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and governmental authorities. The term "including" means "including without limiting the generality of the foregoing".

1.04 Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulation made thereunder.

1.05 Currency

All references to currency herein are to lawful money of United States of America.

1.06 Schedules

The following Schedule is incorporated by reference into this Agreement and deemed to form part hereof:

Schedule A Permitted Outside Duties

ARTICLE 2 - EMPLOYMENT

2.01 Employment and Term

(1) Subject to the terms and conditions of this Agreement, the Corporation will continue to employ the Employee in the position of President and Chief Executive Officer.

(2) The term of this Agreement and the Employee's employment with the Corporation under this Agreement will continue for an indefinite period, subject to termination in accordance with Article 7 of this Agreement.

(3) The Employee will report to the Board or such other person as may be designated by the Board.

(4) In addition to the duties and responsibilities that are inherent to the position of President and Chief Executive Officer of a corporation, the Employee will perform such other duties and responsibilities as may be assigned to her, from time to time, by the Board, and the Employee will have the powers and authority to perform such duties and responsibilities, subject always to the control and direction of the Board.

ARTICLE 3 - REMUNERATION AND BENEFITS

3.01 Annual Base Salary

(1) The Corporation will pay the Employee a base salary at the gross annual rate of $514,000 USD (the **"Base Salary"**). The Base Salary will be payable in equal installments, in accordance with the Corporation's normal payroll schedule as in effect from time to time, in arrears by direct deposit and subject to deductions required by law or authorized by the Employee.

(2) The Board will review the Base Salary annually and may increase, but not decrease (except when decreases that are being implemented throughout the Corporation, provided the

decrease in the Employee's Base Salary is proportional to decreases of the compensation of the other Corporation employees), the Base Salary upon approval by the Board. The Board will be under no obligation to increase the Base Salary.

3.02 Performance Review: Bonus

The Board will formulate a procedure for review of the Employee's performance as well as setting performance goals for each the Corporation and the Employee. Such review will be conducted annually by the Corporation. The Employee shall be entitled to a bonus of up to 55% of the Base Salary to be determined by the Board in its sole and absolute discretion based on achievement of performance goals established for the Employee and the Corporation at the beginning of each year and in accordance with the terms of any applicable bonus plan in effect from time to time.

3.03 Benefit Plans

The Employee will be eligible to participate in any benefit plans (including any equity based incentive plan of the Corporation) made generally available to the Corporation's similarly-situated employees from time to time and based on market comparables, subject to and in accordance with the terms and conditions of the applicable benefit plans (**"Benefit Plans"**). The Employee acknowledges that the Benefit Plans may be amended or terminated from time to time, as provided in the applicable plan, fund or arrangement.

3.04 Vacation

The Employee will be entitled to four (4) weeks of paid vacation per calendar year, to be earned and taken in accordance with the Corporation's policies as in effect from time to time. The Employee will take her vacation at a time or times reasonable for each of the Corporation and the Employee in the circumstances, taking into consideration the business needs of the Corporation.

3.05 Expenses

The Corporation will reimburse the Employee for all reasonable out-of-pocket expenses properly incurred by her in the course of the Employee's employment with the Corporation in accordance with the Corporation's policies as in effect from time to time. The Employee will provide the Corporation with such statements and receipts verifying such expenses as the Corporation may reasonably require.

ARTICLE 4 - EMPLOYEE'S COVENANTS

4.01 Full TimeService

The Employee will devote all of her working time, attention and effort to the business and affairs of the Corporation and will well and faithfully serve the Corporation and will use her best efforts to promote the interests of the Corporation. The Employee may however continue to act as consultant, director and or committee member as disclosed under Schedule A, subject to the terms and conditions of Article 5 hereof and as long as such activities do not affect the performance of her functions as President and Chief Executive Officer of the Corporation.

4.02 Duties and Responsibilities

The Employee will duly and diligently perform all the duties assigned to her while in the employ of the Corporation, and will truly and faithfully account for and deliver to the Corporation all money, securities and things of value belonging to the Corporation which the Employee may from time to time receive for, from or on account of the Corporation.

4.03 Rules and Regulations

The Employee will be bound by and will faithfully observe and abide by all the rules and regulations of the Corporation from time to time in force which are brought to her notice or of which she should reasonably be aware, as amended by the Corporation from time to time.

Notwithstanding the foregoing, in the event of a conflict between rules and regulations and this Agreement, the terms of this Agreement will have precedence.

4.04 Conflict of Interest

The Employee will refrain from any situation in which the Employee's personal interest conflicts, or may appear to conflict, with the Employee's duties with the Corporation. The Employee acknowledges that ifthere is any doubt in this respect, the Employee will inform the Board and obtain written authorization.

4.05 Confidential Information

(1) The Employee acknowledges that, by reason of her employment with the Corporation, she has and will continue to have access to Confidential Information. The Employee agrees that, during her employment with the Corporation and for a period of 36 months following the Date of Termination, she will not, directly or indirectly, disclose, divulge, diffuse, sell, transfer, give, publish, circulate or distribute to any Person whomsoever or otherwise make public, except in the proper course of her employment with the Corporation, or use for her own purposes or for any purposes other than those of the Corporation, any Confidential Information acquired by her during her employment with the Corporation. Notwithstanding the above 36 month period, the foregoing restrictions shall continue permanently after the termination of Employee's employment with the Corporation where the Confidential Information concerns the reputation and private life of another person and any commercial secret, invention or proposed trademark of the Corporation.

(2) Any breach of Section 4.05(1) by the Employee will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm. The Employee therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach and to any other recourse or remedy available to it, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach by the Employee of Section 4.05(1) (without posting of a bond or other security).

ARTICLE 5 - RESTRICTIVE COVENANTS

5.01 Non-Competition

(1) The Employee shall not, without the prior written consent of the Corporation, at any time during the term of her employment with the Corporation, without limitation of a geographical area, and during the Restricted Period, anywhere within the Territory, directly or indirectly, in a Same or Similar Capacity, either individually, or in partnership, jointly or in conjunction with any other Person, carry on or be engaged, be employed by or consult with any business, undertaking or activity which competes, in whole or in part, with the Business.

(2) Nothing in this Section 5.01 shall prevent the Employee from owning not more than two percent (2%) of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in an over the counter market.

5.02 Non-Solicitation

(1) The Employee shall not, without the prior consent of the Corporation, during the term of her employment, and during the Restricted Period, directly or indirectly, either individually, or in partnership, jointly or in conjunction with any other Person:

(a) solicit or hire any employee of the Corporation Group or induce or attempt to induce any employee of the Corporation Group to leave his employment; or

(b) solicit or interfere with any member of the Corporation Group's relationships with, or endeavour to entice away from the Corporation Group any Customer.

5.03 Acknowledgementand Breach

(1) The covenants contained in Sections 5.01(1) and 5.02(1) are each separate and distinct covenants, severable one from the other and if any such covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability will attach only to the covenant or covenants as determined and all other such covenants will continue in full force and effect.

(2) The Employee confirms that all restrictions in Sections 5.01 and 5.02 are reasonable and valid and that the Employee waives all defences to the strict enforcement of such restrictions by the Corporation.

(3) Any breach of the provisions of Sections 5.0l(l) or 5.02(1) by the Employee will result in material and irreparable hmm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm. The Employee therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach and to any other recourse or remedy available to it, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach or threatened breach by the Employee of any of the provisions of Sections 5.01(1) or 5.02(1) (without posting of a bond or other security).

(4) The provisions of Sections 5.01(1) or 5.02(1) of this Agreement shall continue to apply and be valid notwithstanding any change in the Employee's duties, responsibilities, position or title.

ARTICLE 6 - INVENTIONS AND ASSIGNMENT OF INTELLECTUAL PROPERTY

6.01 Assignment of Corporation Inventions

The Employee hereby covenants and agrees that all Inventions and all Intellectual Property Rights relating thereto shall be the sole and exclusive property of the Corporation. Where the Corporation is not by law the first and exclusive owner of the Inventions or Intellectual Property Rights relating thereto, the Employee hereby assigns to the Corporation, without further compensation, all of her present and future rights, title, and interest in and to any and all present and future Inventions (and all Intellectual Property Rights with respect thereto throughout the world) made, conceived, reduced to practice, or learned by the Employee, either alone or with others, during the period of the Employee's employment by the Corporation, including, without limitation those made, conceived, reduced to practice, or learned by the Employee with the use of the Corporation's time, material, private or proprietary information, or facilities or which are directly or indirectly related to the activities of the Corporation Group or to the Employee's employment responsibilities. Inventions (and all Intellectual Property Rights with respect thereto throughout the world) assigned to the Corporation pursuant to this Section are referred to in this Agreement as **"Corporation Inventions"**. In the event that the Employee is unable to assign any portion of the Corporation Inventions to the Corporation, the Employee hereby grants to the Corporation an exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to assign or sublicense through multiple levels of sub- licensees, to reproduce, make derivative works of, distribute, communicate to the public by telecommunications, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Corporation Inventions.

6.02 Prior Inventions

The Employee represents that there are no Inventions that she has, or has caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of her employment by the Corporation, in which the Employee has an ownership interest or which the Employee has a license to use (collectively referred to as **"Prior Inventions"**) which are directly or indirectly related to the activities of the Corporation Group.

Should any Prior Inventions become directly or indirectly related to the activities of the Corporation Group, the Employee shall so inform the Corporation and further agrees that she will not incorporate, or permit to be incorporated, such Prior Inventions in any Corporation Inventions without the Corporation's prior written consent. If, in the course of the Employee's employment with the Corporation, the Employee incorporates a Prior Invention into a Corporation Invention without the Corporation's prior written consent, the Employee hereby grants the Corporation an exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to assign or sublicense through multiple levels of sub-licensees, to reproduce, make derivative works of, distribute, communicate to the public by telecommunications, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

6.03 Moral Rights

The Employee hereby irrevocably waives, for herself and on behalf of her heirs, estate

representatives, successors and assigns, all moral rights she may have in the Corporation Inventions and in any Prior Inventions (solely to the extent that such Prior Inventions are incorporated into a Corporation Invention either pursuant to Section 6.02 above or pursuant to a separate written agreement to the Corporation authorizing such incorporation).

6.04 Obligation to Keep Corporation Informed

During the period of the Employee's employment, the Employee will promptly and fully disclose to the Corporation in writing all Corporation Inventions authored, conceived, or reduced to practice by the Employee, either alone or with others.

6.05 Enforcement of Intellectual Property Rights and Assistance

During the period of the Employee's employment and thereafter, the Employee will assist the Corporation in every proper way to obtain, protect and enforce the Intellectual Property Rights relating to Corporation Inventions in all countries. In the event the Corporation is unable to secure the Employee's signature on any document needed in connection with such purposes, the Employee hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as her agent and attorney in fact, which appointment is coupled with an interest, to act on the Employee's behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by the Employee.

ARTICLE 7 - TERMINATION

7.01 Termination by the Corporation

Subject to the requirements of Sections 7.03, 7.04 and 7.05, as applicable, the Corporation may terminate this Agreement and the Employee's employment with the Corporation at any time by giving a written notice of termination of the Employee' employment with the Corporation, delivered in accordance with Section 8.01, specifying the effective date of the termination (a **"Notice of Termination")**.

7.02 Termination by the Employee

The Employee may terminate this Agreement and her employment with the Corporation by giving the Corporation 30 days' prior notice in writing. The Corporation may, at its discretion, waive all or part of such notice and end the Employee's employment immediately by providing the Employee with pay in lieu of notice until the end of the Employee's resignation notice period.

7.03 Payments on Termination Without Cause

(1) If the Employee's employment with the Corporation is terminated by the Corporation pursuant to Section 7.01 for any reason other than Cause, the Corporation will:

(a) pay to the Employee an amount equal to the Base Salary earned by her up to the Date of Termination and any earned but unused vacation pay calculated as of such date;

(b) reimburse the Employee in accordance with Section 3.05 for any expenses incurred by her up to and including the Date of Termination;

(c) pay to the Employee the bonus, as the case may be, payable in one lump sum (minus applicable statutory deductions) at the same time other employees of the Corporation are paid a bonus, in respect of any completed bonus year for which the Corporation has yet to pay a bonus under Section 3.02 hereof;

(d) pay to the Employee a prorated bonus for the year in which the Date of Termination occurs, payable in one lump sum (minus applicable statutory deductions) at the same time other employees of the Corporation are paid a bonus, and calculated in accordance with Section 3.02 hereof up to the Date of Termination;

(e) continue to pay to the Employee on the basis outlined in Section 3.01 an amount equivalent to the Base Salary that would have been payable to her had her employment with the Corporation continued for the Severance Period; and

(f) continue participation in the Corporation's group insurance plan (with the exception of short-term and long-term disability which cease immediately on the Employee's last day of work) on the same cost-sharing basis as the one applicable during the Employee's employment and the whole subject to the insurance carrier's consent and to the terms, conditions and restrictions of the insurance policy, through to the expiry of the Severance Period, or the date upon which the Employee finds alternative employment, whichever is earlier; it being understood that should such continued participation not be possible, the Corporation shall pay to the Employee a lump sum payment equal to the pre-tax amount of the Employee's benefits premiums for the Employee (and covered dependents) to continue the Employee's then current level of group insurance benefit coverage for a period equal to Severance Period.

7.04 Payments on Termination by the Corporation for Cause or on Termination by the Employee

(1) If the Employee's employment with the Corporation is terminated by the Corporation pursuant to Section 7.01 for Cause, or if such employment is terminated by the Employee pursuant to Section 7.02, the Corporation will:

(a) pay to the Employee an amount equal to the Base Salary earned by her up to the Date of Termination and any earned but unused vacation pay calculated as of such date; and

(b) reimburse the Employee in accordance with Section 3.05 for any expenses incurred by her up to and including the Date of Termination; and

(c) solely if her employment is terminated by the Employee pursuant to Section 7.02, pay to the Employee the bonus, as the case may be, payable in one lump sum (minus applicable statutory deductions) at

the same time other employees of the Corporation are paid a bonus, in respect of any completed bonus year for which the Corporation has yet to pay a bonus under Section 3.02 hereof.

7.05 Payments on Termination by the Corporation Without cause or Termination by the Employee for Good Reason within twelve (12) months following a Change in Control

(1) If the Employee's employment with the Corporation is terminated by the Corporation pursuant to Section 7.01 for any reason other than Cause or if the Employee terminates employment for Good Reason, and in each case, within twelve (12) months following a Change in Control, then in lieu of any payments under Section 7.03, the Corporation will:

(a) pay to the Employee an amount equal to the Base Salary earned by her up to the Date of Termination and any earned but unused vacation pay calculated as of such date;

(b) reimburse the Employee in accordance with Section 3.05 for any expenses incurred by her up to and including the Date of Termination;

(c) pay to the Employee the bonus, as the case may be, payable in one lump sum (minus applicable statutory deductions) at the same time other employees of the Corporation are paid a bonus, in respect of any completed bonus year for which the Corporation has yet to pay a bonus under Section 3.02 hereof;

(d) pay to the Employee on the Date of Termination a lump sum amount (minus applicable statutory deductions) equal to one point seventy-five (1.75) times the Employee's target bonus for the year in which the Date of Termination occurs; it being understood that if no target bonus has been set for the year in question, the target bonus shall be deemed to be equal to the target bonus of the immediately preceding year;

(e) pay to the Employee on the Date of Termination a lump sum amount equal to 21 months of the Base Salary (minus applicable statutory deductions);

(f) continue participation in the Corporation's group insurance plan (with the exception of short-term and long-term disability which cease immediately on the Employee's last day of work) on the same cost-sharing basis as the one applicable during the Employee's employment and the whole subject to the insurance carrier's consent and to the terms, conditions and restrictions of the insurance policy, for a period of 21 months following the Date of Termination, or the date upon which the Employee finds alternative employment, whichever is earlier; it being understood that should such continued participation not be possible, the Corporation shall pay to the Employee a lump sum

payment equal to the pre-tax amount of the Employee's benefits premiums for the Employee (and covered dependents) to continue the Employee's then current level of group insurance benefit coverage for a period equal to 21 months.

(g) as of the Date of Termination, fully vest all outstanding equity grants including any outstanding stock options.

7.06 Fair and Reasonable

The Employee acknowledges and agrees that:

(1) the notice or payments or benefits or any combination thereof provided pursuant to this Article 7 will be in full satisfaction of all rights and obligations resulting from the termination of the Employee's employment, including any notice of termination, indemnity or pay in lieu thereof and severance pay to which the Employee may be entitled pursuant to the applicable legislation;

(2) except as provided in this Article 7, the Employee will not be entitled to any further termination payments, damages, or compensation whatsoever; and

(3) as a condition precedent to any payment pursuant to Sections 7.03(1)(c), 7.03(1)(d), 7.03(1)(e), 7.03(1)(f), 7.05(1)(c), 7.05(1)(d), 7.05(1)(e), 7.05(1)(f) and 7.05(l)(g), the Employee agrees to deliver to the Corporation prior to receipt of any such payment, a full and final release of all actions or claims in connection with the Employee's employment or termination of such employment (excluding any amounts payable under Sections 7.03(1)(c), 7.03(1)(d), 7.03(1)(e), 7.03(1)(f), 7.05(1)(c), 7.05(1)(d), 7.05(1)(e), 7.05(1)(f) and 7.05(l)(g) and any rights to indemnity under Corporation bylaws and agreements, as the case may be) in favour of the Corporation Group, and each of their respective directors, officers, employees and agents, in a form satisfactory to the Corporation , which will include the restrictive covenants set out in Section 4.05, Section 5.01 and 5.02 and Article 6 of this Agreement applicable for the length of time the Employee is being paid pursuant to Sections 7.03(1)(c), 7.03(1)(d), 7.03(1)(e), 7.03(1)(f), 7.05(1)(c), 7.05(1)(d), 7.05(1)(e), 7.05(1)(f) and 7.05(l)(g), as the case may be.

7.07 Return of Property

Upon any telmination of her employment with the Corporation, or at any other time at the request of the Corporation, the Employee will deliver or cause to be delivered to the Corporation promptly all books, documents, money, securities or other property of the Corporation that are in the possession, charge, control or custody of the Employee.

7.08 Resignation as Director and Officer

Upon any termination of the Employee's employment under this Agreement, the Employee will, if applicable, sign forms of resignation indicating her resignation as an officer and, to the extent that the Employee's employment with the Corporation is terminated by the Corporation pursuant to Section 7.01 for Cause, as a director of the Corporation and releasing the Corporation Group and each of their directors, officers, employees and agents from all actions or claims in connection with the Employee's service as director and/or officer, as the case may be, in a form satisfactory to the

Corporation.

7.09 Provisions which Operate Following Termination

Notwithstanding any termination of the Employee's employment under this Agreement, the provisions of Section 4.05 and Article 5 and Article 6 of this Agreement and any other provisions of this Agreement necessary to give efficacy thereto will continue in full force and effect following such termination.

ARTICLE 8 - GENERAL

8.01 Time of Essence

Any demand, notice or other communication (**"Communication"**) to be given in connection with this Agreement will be given in writing by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Corporation:

1000 de la Gauchetiere Street West, Suite 1200,
Montreal, Quebec, H3B 4W5

Attention: Chief Financial
Officer
Fax: 1 888 966 0135

To the Employee:

or such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any Communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the Communication and, if given by registered mail, on the third day following the deposit of the Communication in the mail (provided that if such third day is not a Business Day, then it will be deemed to have been given on the next succeeding day that is a Business Day), and, if given by electronic communication, on the day of transmittal of the Communication if given during the normal business hours of the recipient and on the Business Day during which such nO1mal business hours next occur if not given during such hours on any day. If the patty giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication may not be mailed but must be given by personal delivery or by electronic communication.

8.02 Time of Essence

Time will be of the essence of this Agreement.

8.03 Deductions

The Corporation will deduct all statutory deductions from any amounts to be paid to the Employee under this Agreement.

8.04 Assignment

This Agreement and the Employee's rights and obligations hereunder may not be assigned by the Employee. The Corporation may assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; and such rights and obligations shall inure to and be binding upon any successor to all or substantially all of the business and assets of the Corporation, whether by merger, purchase· of shares or assets, reorganization or otherwise.

8.05 Entire Agreement

This Agreement, as amended from time to time, constitutes the entire agreement between the parties with respect to the Employee's employment with the Corporation and cancels and supersedes any prior understandings and agreements between the parties with respect to the Employee's employment with the Corporation, including the Amended and Restated Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties with respect to the Employee's employment with the Corporation other than as expressly set forth in this Agreement.

8.06 Pre-Contractual Representations

The Employee hereby waives any right to assert a claim based on any precontractual representations, negligent or otherwise, made by the Corporation.

8.07 Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties to this Agreement. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless othe l wise provided in the written waiver, will be limited to the specific breach waived.

8.08 Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.

8.09 Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable in Quebec, without regard to conflict of

laws provisions.

8.10 Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Quebec and the courts of the Province of Quebec will have jurisdiction to entertain any action arising under this Agreement. The Corporation and the Employee each hereby agrees to the jurisdiction of the courts of the Province of Quebec.

8.11 Copy of Agreement

The Employee hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

8.12 Language

The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. *Les parties aux presentes reconnaissent avoir requis que la présente entente et les documents qui y sont relatifs soient rediges en anglais.*

IN WITNESS THEREOF, the parties have executed this Agreement:

In Montreal, on the 28th **day of** March **, 2019**

CLEMENTIA PHARMACEUTICALS INC.

Per: /s/ David Bonita

In Montreal, on the 28th **day of** March **, 2019**

/s/ Clarissa Desjardins

Dr. CLARISSA DESJARDINS

SCHEDULE A

PERMITTED OUTSIDE DUTIES

- Board member of BELLUS Health Inc. (approx. 5 meetings per year);